CONSENT OF KPMG LLP

EXHIBIT 23(a)

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
RARE Hospitality International, Inc.

We consent to incorporation by reference in the registration statements No. 333-54150, No. 333-30046, No. 333-65485, No. 333-11983, No. 333-11963, No. 333-11969, No. 333-11977, No. 333-1028, No. 333-1030, and No. 33-57900 on Form S-8 of RARE Hospitality International, Inc. of our report dated February 9, 2001,except for Note 15 as to which the date is February 22, 2001, relating to the consolidated balance sheets of RARE Hospitality International, Inc. as of December 31, 2000 and December 26, 1999, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of RARE Hospitality International, Inc.

               KPMG LLP

Atlanta, Georgia
March 28, 2001